Exhibit 99.5

Non-Binding Translation

The Hebrew version is binding

[Teva Logo]

Teva Pharmaceutical Industries Ltd.

Stock Option Plan for Employees in Israel

2002

Chapter 1 – Introduction

1.1	General Description of the Company and the Offered Securities

Teva Pharmaceutical Industries Ltd. (the “Company”) is incorporated and registered in Israel. The Company’s ordinary shares are listed and traded on the Tel Aviv Stock Exchange Ltd. (in this plan: “TASE”). The Company’s shares are also listed in the USA at the National Association of Securities Dealers Automated Quotation (“NASDAQ”) by means of the Company’s American Depositary Receipts (ADRs), each one of which represents one ordinary share.

The stock options that are offered to employees according to this Plan (hereinafter: the “Options” or the “Option Deeds”) will not be listed on any stock exchange. The Exercise Shares, which shall derive from the exercise of the Option Deeds that are offered to employees according to this Plan, will be listed on TASE similarly to the rest of the ordinary shares in the Company’s issued share capital.

1.2	Permits and Authorizations

Issuance of the securities according to this Plan and all other principles and terms of this Plan were approved by the Company’s Board of Directors in its resolution of February 14, 2002 (hereinafter: the “Resolution”).

The Company has received all the permits, authorizations and licenses required by any law for the offer of securities according to this Plan, except for the Tax Approval (as defined below).

The Securities Authority has decided (in the letter dated March 25, 2002) to exempt the Company from the provisions of the Securities Law, 5728-1968, with regard to the offer of securities that is the subject of this Plan.

In close proximity to the date of this Plan, notice of the allotment that is the subject of this Plan will be delivered by the Company and the Trustee (as defined below) to the Assessing Officer in accordance with the provisions of Article 102 of the Income Tax Ordinance (hereinafter: “Article 102”), at least 30 days prior to the performance of the allotment, for the purpose of receiving the tax authorities’ approval to subject the Plan to Article 102 (hereinafter: the “Tax Approval”).

The Company has applied to the Tel Aviv Stock Exchange Ltd. with a request to approve the listing on TASE of the Exercise Shares which will actually be allotted upon exercise of the Options according to this Plan, and has received its approval therefor.

Performance of the allotment of the Options according to this Plan is subject to and conditional upon the Tax Approval.

Chapter 2 – The Offer to the Entitled Employees

The purpose of the Option plan (hereinafter: the “Plan”) is to motivate the Company’s employees and the employees of the companies under the Company’s control, who are mentioned below in Section 2.1 (the Offerees – as defined below), to contribute to the development and advancement of the business of the Company and of the companies controlled thereby (hereinafter: the “Group”), thus rendering the Group’s success also their own success and deepening the relationship between the Offerees and the Group, and to motivate the Offerees to continue working for the Group.

2.1	Description of the Offerees

In the framework of this Plan, employees of the Group in Israel, the identity of whom and the amount to be allotted to each of whom were determined in the Resolution (hereinafter: the “Offerees” or the “Employees”), are offered 800,000 Options exercisable into 800,000 ordinary shares of the Company of par value NIS 0.1 each (hereinafter: “Ordinary Shares”).

The undertaking and consent letter, which will be signed by each one of the Offerees as a condition to the allotment of the Options to that Offeree (hereinafter: the “Letter of Consent”), shall specify and state the amount of Options to which the Offeree, to whom the Letter of Consent is addressed, is entitled.

2.2	Description of the Options and the Exercise Shares

The Option Deeds are exercisable into Ordinary Shares of the Company (of par value NIS 0.1 each) (hereinafter: the “Exercise Shares”) such that each Option Deed is exercisable into one Ordinary Share of the Company in accordance with and subject to the exercise terms specified in this Plan.

The listing of the Exercise Shares on TASE shall be made as early as possible after allotment thereof by the Company.

The Company may allow the Offerees, in the framework of an arrangement it will reach with the Trustee, to receive, on the date of exercise of the Options into shares, ADRs in lieu of the Ordinary Shares, insofar as the Offeree shall so choose and request of the Company on the date of exercise.

The Company shall not be liable for any possible delay in the issuance of the ADRs to the Offerees, and does not undertake to allow such a mechanism or maintain it throughout the Term of the Option (as defined in Section 5.1 below).

The Ordinary Shares to be allotted upon exercise of the Option Deeds will, starting from the date of allotment thereof, be identical in all their rights for all intents and purposes, to the Ordinary Shares existing in the Company’s share capital, including by entitling their holders to the full extent of the rights to distribution of dividends or other benefits, the effective date for distribution of which is on the date of allotment of the Exercise Shares or thereafter, subject to the following provisions of Chapter 5 with regard to stock dividends and rights.

2.3	Lack of Negotiability and Transferability of the Options and Holding by a Trustee

The Options allotted according to this Plan shall not be listed on any stock exchange and may not be transferred, assigned, pledged or subjected to any lien, attachment or other encumbrance by the Offerees, except for lawful transfers by virtue of a testament or inheritance and subject to the provisions of this Plan, respectively.

The Options to be granted to the Offerees in the framework of the Plan, shall continue to be held by the Trustee throughout the period until the date of exercise thereof into shares (if at all) or until their expiration under the circumstances mentioned in Section 2.5 below (and as derives therefrom, in any event at least for two years from the date of allotment thereof).

In addition, the Exercise Shares which will be allotted by virtue of the said Options, if the Options are exercised, shall also be entrusted to the Trustee and held by him until the date of sale or transfer thereof to the Employee in accordance with alternatives (b) and (c) in Section 3.2.1 below.

2.4	Granting of the Option Deeds and the Date of Allotment

The Company shall allot the 800,000 Option Deeds that are the subject of this Plan to an entity, which will be approved for the purpose of holding the Options/Exercise Shares in accordance with Article 102 of the Income Tax Ordinance (hereinafter: the “Trustee”), for each one of the Offerees and in accordance with the amount to which each Offeree is entitled according to the Resolution, insofar as possible immediately after the passage of 30 days from the date of delivery of the notice of the allotment that is the subject of this Plan by the Company and the Trustee (as defined below [sic]) to the Assessing Officer in accordance with the provisions of Article 102.

(The date of actual allotment of the Options shall be referred to hereinafter as the “Effective Date”).

The Trustee shall hold the Option Deeds (and the Exercise Shares, as the case may be) in trust for the Offerees and shall act upon them in accordance with the Trust Agreement (as defined in Section 7.4 below), but in any event in accordance with and subject to the provisions of this Plan, insofar as they are relevant to him.

2.5	The Period of Exercise of the Options into Shares and the Exceptions to the Exercise

2.5.1	The Options each one of the Offerees will receive shall be exercisable by him, in consideration for payment of the Exercise Price (mentioned below) until the end of seven (7) years from the Effective Date (hereinafter: the “Last Exercise Day”) according to the following schedule:

(a)	One quarter of the Options (25%) to which each one of the Offerees will be entitled according to the Plan, are exercisable starting 24 months from the Effective Date.

(b)	One quarter of the Options (25%) to which each one of the Offerees will be entitled according to the Plan, are exercisable starting 36 months from the Effective Date.

(c)	One half of the Options (50%) to which each one of the Offerees will be entitled according to the Plan, are exercisable starting 48 months from the Effective Date.

A right to exercise Options, which has not been fully or partially exercised in a certain year, is accumulated and exercisable at any date thereafter until the Last Exercise Day.

Any Option not exercised by the Last Exercise Day will expire and be null and void, and will not entitle the Offeree to any right whatsoever.

2.5.2	The Options shall be exercisable (in accordance with the quantities as aforementioned in Section 2.5.1) only on condition that at the time of the exercise request, by delivery of the Notice of Exercise (as defined below), the Offeree will be employed by any one of the Group companies, and provided that insofar as the Offeree is given notice of termination by the Group, he will be able to exercise Options in such amount as he is entitled to exercise by virtue of Section 2.5.1 above, also until the end of 30 days after the notice of termination or until the date of actual cessation of his work for the Company – whichever is later and subject to the Notice of Exercise therefor being delivered by the terminated Employee by the said date.

Insofar as the Offeree gives notice of resignation or voluntarily stops his employment, such resigning Employee shall only be entitled to exercise Options in such amount as he shall have been entitled to exercise by virtue of Section 2.5.1 above, until the day of termination of the employment relations between the Company and himself and subject to his delivery of the Notice of Exercise therefor being no later than the date of termination of the employment relations between the Company and the resigning Employee.

It is clarified that the transition of an Employee between companies in the Group (in Israel or from Israel abroad) shall not deny the right to exercise Options, although the tax consequences thereof (if any) shall be applicable to such Employee.

2.5.3	The aforesaid notwithstanding, in the event of the demise of an Offeree (God forbid), or in the event of retirement due to old age or disability (inability to continue working for the Group due to an injury or a disease for at least 12 months), the Offeree or his lawful heirs, as the case may be, shall be entitled to exercise all such Options allotted to the Offeree under the Plan, which the Offeree would have been entitled to exercise under the Plan until the Last Exercise Day, in accordance with the exercise dates set out in Section 2.5.1 above (as if the Employee’s employment with the Group would have continued normally).

2.5.4	Options, which an Offeree is not entitled to exercise on the date of his termination by the Group (which termination does not derive from events of demise, retirement or disability as provided in Section 2.5.3 above), as well as Options, which an Offeree shall have been entitled to exercise on the date of his termination by the Group, but not exercised by the Offeree by the last date on which he was entitled to exercise them, as a result of his termination by the Group, according to the dates fixed in Section 2.5.2 above, shall expire and shall not entitle the Offeree (or his lawful heirs, as the case may be) to any right whatsoever. In a case as aforesaid the Company shall notify the Trustee of the cancellation of the grant and the Trustee shall cancel the designation of the Options to that Offeree in his records in his books [sic] and will return the Option Deeds, which had expired as aforesaid, insofar as they have been entrusted to him, to the Company.

2.5.5	The right to receive the Option Deeds is addressed to the entitled Employees personally and cannot be transferred and/or endorsed to and/or waived in favor of any other person, including other entitled Employees.

2.6	The Price of the Options and the Exercise Price

The Options will be granted to the Offerees for no consideration.

The Exercise Price of each Option to be exercised into one Exercise Share is $60.41 (sixty US Dollars and forty-one Cents) (hereinafter: the “Exercise Price”). On the date of exercise of the Options, the Exercise Price shall be converted into NIS according to the representative rate of the US Dollar last published before the date of delivery of the Notice of Exercise (as defined below) to the Company. The Exercise Price shall be paid to the Company in NIS.

The Exercise Price was fixed according to the Dollar value of the closing price of the Company’s share on TASE in NIS, on the last trading day before the date of the Resolution.

Chapter 3 – The Manner of Exercising the Options into Shares

3.1	Notice to the Entitled Employees and the Employees’ Undertaking

Prior to the Effective Date, each one of the Offerees will be required to sign the Letter of Consent, which will include the following main provisions: (a) The Employee’s statement regarding his consent to receive the Option Deeds offered to him and regarding his consent to all the terms and conditions of the Option Deeds described in this Plan, including and without derogating from the generality of the aforesaid, his consent to bear all the tax liabilities and other mandatory payments, which will derive as a result of the offer, allotment and exercise of the Option Deeds, or sale of the Exercise Shares; (b) The Employee’s undertaking to comply with the provisions of the applicable law with regard to the prohibition of using the Company’s inside information; (c) The Employee’s undertaking to fulfill the provisions of Article 102 and the regulations promulgated thereunder, including pledging his consent that stock dividends, insofar as any are allotted to him, will be subject to the provisions applicable to the Exercise Shares, and undertaking not to demand a tax exemption according to Articles 97(a) and 103 through 105 of the Income Tax Ordinance; (d) The Employee’s undertaking to follow the Option exercise and Exercise Share sale procedure, in accordance with the provisions of Section 3.2 below; and (e) The Employee’s undertaking to accept the provisions relevant to him in the Trust Agreement (as defined in Section 7.4 below).

3.2	Exercise of the Option Deeds

3.2.1	In the event that an Employee wishes to exercise an Option Deed, which has been offered to him, the Employee shall deliver to the Trustee or to the Company, an exercise application, on a form to be determined and which will be available at the Company’s offices, starting from the second anniversary of the Effective Date (hereinafter: the “Notice of Exercise”). In the Notice of Exercise, the Employee shall state how many Option Deeds he wishes to exercise as well as his choice of one of the following alternatives:

(a)	Exercising and instructing the Trustee to hold the Exercise Shares, which are the subject of the Notice of Exercise, for the Offeree, in a trust account, including all that is entailed thereby, as specified in Section 3.2.2(a) below.

(b)	Exercising and instructing the Trustee to immediately sell the Exercise Shares, which are the subject of the Notice of Exercise, on his behalf, as the Employee will instruct, including all that is entailed thereby as specified in Section 3.2.2(b) below, as the case may be.

(c)	Exercising and giving an instruction to transfer to the Employee’s bank account the Exercise Shares that are the subject of the Notice of Exercise, which will be registered in the name of the Employee or of anyone on his behalf (in accordance with and subject to the law) including all that is entailed thereby as specified in Section 3.2.2(c) below.

(d)	Exercising and instructing the Trustee to immediately sell, on his behalf, part of the Exercise Shares, in such amount as will be sufficient, according to the Trustee’s calculation, to cover the Exercise Price and the Employee’s tax liability with regard to all the Exercise Shares that are the subject of the Notice of Exercise, and an instruction to the Trustee to transfer to the Employee’s bank account the remainder of the Exercise Shares that are the subject of the Notice of Exercise, which shall be registered in the name of the Employee or of anyone on his behalf (in accordance with and subject to the law) including all that is entailed thereby, as specified in Section 3.2.2(d) below.

(e)	Exercising and instructing the Trustee to immediately sell, on his behalf, part of the Exercise Shares that are the subject of the notice in such amount as will be sufficient, according to the Trustee’s calculation, to cover the Exercise Price of all the Exercise Shares that are the subject of the notice and the tax liability of the Employee, with regard to that portion of the Exercise Shares which is being sold for the purpose of covering the Exercise Price as aforesaid, and instructing the Trustee to hold the unsold balance of the Exercise Shares that are the subject of the Notice of Exercise in trust for the Employee, including all that is entailed thereby, as specified in Section 3.2.2(e) below.

An Employee who shall have chosen alternative (a), (c), (d) or (e) shall explicitly state in the Notice of Exercise whether he wishes to have ADRs allotted to him or for him instead of Ordinary Shares. In the event that the Employee has so stated, ADRs will be allotted to him only insofar as a mechanism allowing for such an allotment will exist on the date of delivery of the Notice of Exercise, and if the company will so permit.

An Employee having given a Notice of Exercise will not be permitted to cancel or modify the same.

3.2.2	Immediately upon receiving the Notice of Exercise, the Trustee shall act as described below:

(a)	In the event that the Employee shall have opted to exercise the Options as stated in alternative 3.2.1(a) above, the Employee shall deliver, either to the Trustee or to the Company, written confirmation that the Company has received the full Exercise Price for the Option Deeds that are the subject of the Notice of Exercise, from the Employee. The Exercise Shares shall actually be allotted in the Trustee’s name and registered in the Trustee’s name in the Company’s records and on TASE. The Exercise Shares shall be entrusted to the Trustee, in a trust account for the Employee.

Insofar as the Employee shall wish to participate and vote in the Company’s General Meeting by virtue of shares to be exercised by him as aforesaid, which will be held for him by the Trustee: The Employee shall be entitled to receive from the Trustee, for the purpose of participating in the Company’s General Meeting, a proxy (or other certificate proving the Employee’s right to vote, while stating the number of shares), in consideration for payment by the Employee to the Trustee of a sum, as customary in banks with regard to confirmation of ownership of a share.

In no case will the Exercise Shares be transferred to the Offeree or in his name, prior to deduction or transfer to the authorities of the sum of the tax and other mandatory payments, which are imposed on the Employee due to the exercise of the Option Deeds and the transfer of the shares, if any.

(b)	In the event that the Employee shall have chosen the alternative specified in Section 3.2.1(b) above, namely, requested to sell the Exercise Shares that are the subject of the Notice of Exercise for him, immediately after the exercise, such choice shall be deemed as the Employee’s instruction to the Trustee or to the Company, to sell the Exercise Shares on TASE and to transfer payment of the Exercise Price for the Option Deeds that are the subject of the Notice of Exercise to the Company, and to deduct the sum of the tax and other mandatory payments, which are imposed on the Employee due to the exercise of the Option Deeds and the sale of the shares, if any. The Exercise Shares shall be allotted and registered in the Company’s records and on TASE and shall be sold by the Trustee. Once the Trustee has received the sale proceeds, it shall use it as follows, namely shall: (i) offset, against the proceeds from the sale of the shares, the sums of tax and other mandatory payments, which apply to the Employee due to the exercise of the Option Deeds and the sale of the shares, and which are required to be deducted, and transfer them to the tax authorities either itself and/or through the Company; (ii) offset, against the proceeds from the sale of the shares, the Exercise Price and transfer it to the Company; (iii) offset, against the proceeds from the sale of the shares, the fees to which it and/or the performer of the sale is entitled (if any) in accordance with the provisions of the Trust Agreement (mentioned in Section 7.4 below); (iv) transfer the sale proceeds less the sums specified in Sections (i) through (iii) above to the Employee’s bank account, either directly or via the Company.

(c)	In the event that the Employee shall have chosen the alternative specified in Section 3.2.1(c) above, namely, requested that the Exercise Shares that are the subject of the Notice of Exercise be transferred in his name or in the name of anyone on his behalf, the Employee shall deliver, either to the Trustee or to the Company, written confirmation that the Company has received the full Exercise Price for the Option Deeds that are the subject of the Notice of Exercise from the Employee. Immediately thereafter, the Company shall allot the Exercise Shares due to the exercise of the Options to the Trustee. The Employee shall attach to the Notice of Exercise, either the sum of the tax and other mandatory payments, which apply to the Employee due to the exercise of the Option Deeds, in cash or in a cashier’s check payable to the order of the Trustee or the Company, or confirmation from the Assessing Officer that the Employee has paid the income tax for which he is liable due to the transfer of the shares as aforesaid, in accordance with Article 102. The Trustee or the Company shall transfer the sum of the tax and other mandatory payments to the Income Tax Commission and to any other entity, as the case may be and as required. Immediately thereafter, but no later than the end of 15 business days thereafter, the Trustee shall transfer to the Employee or to anyone on his behalf (insofar as any is stated in the Notice of Exercise), the Exercise Shares and they shall be registered in the name of the Employee or of anyone on his behalf in the Company’s books and on TASE.

(d)	In the event that the Employee shall have chosen the alternative specified in Section 3.2.1(d) above, namely, requested to sell part of the shares for the purpose of covering the tax liability and the Exercise Price and to transfer the remainder of the shares in his name, the Employee shall give the Trustee, either directly or through the Company, an instruction to sell the portion required in order to cover the tax liability and the Exercise Price on TASE and to transfer to the Company the payment for the Exercise Price of all the Options that are the subject of the Notice of Exercise (it is clarified that with regard to the sale instruction component, the Employee shall be entitled to set limits on the selling rate, as customary in banks, and that the Trustee shall act according thereto). The Employee shall further instruct the Trustee or the Company to deduct the sum of the tax and other mandatory payments, which apply to the Employee due to the exercise of the Option Deeds that are the subject of the Notice of Exercise, and the sale of the shares, if any. The sold Exercise Shares shall be allotted and registered in the Company’s books and on TASE and shall be sold by the Trustee. Once the Trustee has received the sale proceeds, it shall use the same as follows, namely shall: (i) offset the Exercise Price against the proceeds from the sale of the shares, and transfer it to the Company within 24 hours from the time of selling the shares; (ii) offset, against the proceeds from the sale of the shares, the sums of tax and other mandatory payments, which apply to the Employee due to the exercise of the Option Deeds and the sale of the shares, and transfer them to the tax authorities itself and/or through the Company; (iii) offset, against the proceeds from the sale of any shares actually sold, a commission in the sum of 0.3% of the gross sale proceeds for the shares at the time of exercise as well as other expenses, insofar as any are explicitly specified in the Trust Agreement; and (iv) transfer, to the Employee’s bank account, the shares remaining after the sale of the said part and any remaining monetary balance (of part of one share, which it shall transfer to the Employee’s bank account, so long as this sum exceeds NIS 1).

In no event will the Trustee transfer shares in the Employee’s name prior to deduction or transfer to the authorities of the sum of the tax and other mandatory payments, which apply to the Employee due to the exercise of the Option Deeds and the transfer/sale of the shares, insofar as such are applicable, as well as the Trustee’s fees and expenses.

(e)	In the event that the Employee has chosen the alternative specified in Section 3.2.1(e) above, namely, requested to sell part of the shares in order to cover the Exercise Price with regard to all of the Exercise Shares and cover the tax liability with regard to the sold portion of the Exercise Shares, and to leave the unsold balance of the Exercise Shares in trust with the Trustee, the Employee shall give the Trustee, directly or through the Company, an instruction to sell the portion required to cover the Exercise Price and part of the tax liability on TASE, and transfer to the Company payment of the Exercise Price for all the Option Deeds that are the subject of the Notice of Exercise (it is clarified that with regard to the sale instruction component, the Employee shall be entitled to set limits on the selling rate, as customary in banks, and that the Trustee shall act according thereto). The Employee shall further instruct the Trustee or the Company to deduct the sum of the tax and other mandatory payments, which apply to the Employee due to the exercise of all the Options that are the subject of the Notice of Exercise and the sale of the shares, if any. The sold Exercise Shares shall be allotted and registered in the Company’s books and on TASE and shall be sold by the Trustee. The remainder of the Exercise Shares shall be allotted in practice in the Trustee’s name and registered in the Trustee’s name in the Company’s books and on TASE.

Once the Trustee has received the sale proceeds, it shall use the same as follows, namely shall: (i) offset the Exercise Price for all the Exercise Shares against the proceeds from the sale of the shares, and transfer it to the Company within 24 hours from the time of selling the shares; (ii) offset, against the proceeds from the sale of the shares, the sums of tax and other mandatory payments, which apply to the Employee due to the exercise of the Option Deeds and the sale of the sold portion of the Exercise Shares, and transfer them to the tax authorities itself and/or through the Company; (iii) offset, against the proceeds from the sale of the shares, a commission in the sum of 0.3% of the gross sale proceeds for any shares actually sold, at the time of exercise as well as other expenses, insofar as any are specified in the Trust Agreement; and (iv) hold the unsold balance of the Exercise Shares in a trust account for the Employee, pending receipt of another notice from the Employee pursuant to subsections (b) or (c) above.

Insofar as the Employee shall wish to participate and vote in the Company’s General Meeting by virtue of the Exercise Shares to be held for him by the Trustee: The Employee shall be entitled to receive from the Trustee, for the purpose of participating in the Company’s General Meeting, a proxy (or other certificate proving the Employee’s right to vote, while stating the number of shares), in consideration for payment by the Employee to the Trustee of a sum, as customary in banks with regard to confirmation of ownership of a share.

In no case will the Trustee transfer shares in the Employee’s name, prior to deduction or transfer to the authorities of the sum of the tax and other mandatory payments, which are imposed on the Employee due to the exercise of the Option Deeds and the transfer/sale of the shares, if any, and the Trustee’s fees and expenses.

3.2.3	The Company shall be entitled, at any time, to modify the exercising method and the sale instructions mentioned above, as required, to broaden or limit the exercise ways available to Employees, at the Company’s discretion, in order to streamline the exercise and sale proceedings, and to adjust them to any changes in the applicable law, and in view of experience to be accumulated in the Company in the future in performance of these proceedings. The changes shall be made in coordination with the Trustee and subject to the provisions of Article 102 and to the rules and regulations promulgated thereunder, or any tax legislation which will be relevant in the future.

3.2.4	It is hereby clarified that over and above the Company’s mere engagement in the Trust Agreement (or any alternative arrangement which will be in effect until the Last Exercise Day), the Company shall have no obligation toward the Employee with regard to the existence of any exercise ways or ways to sell the shares for the Employees, such as those mentioned in Section 3.2 above, after the Last Exercise Day shall have passed.

Chapter 4 – The Rights Attached to the Company’s Shares

Each Ordinary Share entitles the lawful holder thereof to the rights attached to the Ordinary Shares in the Company’s Articles of Association.

The rights conferred upon the holders of Ordinary Shares are subject to changes, if any, in the Company’s Articles of Association, to the binding provisions of the law, and to any changes in the binding (mandatory) provisions of the law.

Chapter 5 – Adjustments due to Allotment of Stock Dividends and Issuance of Rights during the Term of the Option

5.1	In the event that the Company allots stock dividends, during the period between the Effective Date and the Last Exercise Day (hereinafter: the “Term of the Option”) and the effective date for distribution thereof (hereinafter: the “Benefit Date”) will occur before the date of exercise of the Options, in whole or in part, the amount of Ordinary Shares that each one of the Offerees will be entitled to receive upon exercising the Options, shall be increased by the amount of stock dividends that the same Offeree would have received for the Exercise Shares, had he exercised all the Options allotted to him according to the Plan, which had not yet been exercised as of the Benefit Date, and the price payable by him for each Exercise Share, shall be reduced accordingly.

The Offerees’ right to Company shares in the event of distribution of stock dividends shall be preserved until the date of exercise of the Options and shall be carried out in practice only on the exercise day. That is, only upon exercise of the Options, in whole or in part, by the Offeree - will the Offeree be entitled to receive the securities, to which he would have been entitled, as aforesaid, as a result of the distribution of stock dividends due to such number of Exercise Shares, as was actually exercised on each date.

5.2	In the event of issuance of rights during the Term of the Option, Offerees holding allotted yet unexercised Options shall be offered identical rights, in the same amounts as they would have been offered had they exercised all the Options prior to the effective date for the issuance of the rights. Exercise of the rights will be possible only upon or after the exercise of the Options.

The aforesaid notwithstanding, insofar as the issuance of the rights includes convertible securities, the last date for exercise or conversion of which precedes the last date for exercising the Options (which are the subject of this notice), then the Offeree shall be entitled to exercise the rights offered in such issuance, even before exercising the Options (which are the subject of this notice) but no later than the last exercise date of the convertible securities to be issued in the rights [sic], in such manner, on such dates and according to such other terms and conditions to be determined for that purpose with regard to the Company’s shareholders in the rights issuance prospectus.

5.3	Provisions of this Plan, which refer to the Exercise Shares shall also apply to the shares to be added to the Exercise Shares pursuant to a distribution of stock dividends or pursuant to the exercise of rights (if any), as stated in this Section 5, mutatis mutandis.

5.4	In the event of adjustments according to Chapters 5 or 6 of this Plan, Offerees shall not be entitled to receive a fraction of one share. For the avoidance of doubt, the number of Exercise Shares, to which the Offeree shall be entitled, will be adjusted only in the event of a distribution of stock dividends as aforesaid, but not in any other case of other allotments of securities.

Chapter 6 – Protection of Offerees during the Term of the Plan

6.1	The Company shall reserve a sufficient amount of Ordinary Shares in its authorized capital for the purpose of ensuring the possibility of exercising the Options into the Exercise Shares, and if needed, shall increase its authorized capital. In addition, for the purpose of ensuring the Offerees’ rights according to the foregoing provisions of this Plan with regard to the distribution of stock dividends (if any) and/or issuance of rights (if any), the Company shall arrange to reserve, in its issued capital, securities in a sufficient amount so as to enable all the Offerees to exercise their rights according to the Plan as aforesaid.

6.2	In the event that it is resolved to voluntarily dissolve the Company, the Company shall give written notice to all the Offerees who have been granted Options, which were not yet exercised, regarding the adoption of the resolution as aforesaid. In such a case, each Offeree shall be entitled, within 30 days from the date of the notice, to deliver to the

Company a written notice, in which he will announce his wish to be deemed as having exercised all the Options allotted to him according to the Plan prior to the adoption of the dissolution resolution. Once an Offeree’s notice as aforesaid has been delivered, and provided the Exercise Price is attached thereto in cash, the Offeree shall be entitled to participate, during the dissolution, in such amount as he would have received upon the Company’s dissolution as a holder of shares due to the exercise of the Options on the eve of adoption of the dissolution resolution, insofar, of course, as any balance shall remain for distribution in the framework of the dissolution.

Insofar as a tax liability or any other mandatory payment shall apply due to the exercise of the Options as aforesaid or due to the receipt of surplus assets upon dissolution, the Employee shall bear the full extent of such payments and the Company/Trustee shall not transfer any money or money-equivalent to the Employee before it is proven that the Employee has paid the full extent of the tax therefor.

6.3	Insofar as changes shall occur in the par value of the Company’s Ordinary Shares (whether the Company shall consolidate the Ordinary Shares of par value NIS 0.1 each in its issued capital, to shares of larger par value, or divide them into shares of smaller par value) a parallel adjustment shall be performed in the amount of the Exercise Shares to be allotted due to the exercise of each Option against payment of the Exercise Price. Namely - in such a case, the amount of Exercise Shares, which will be allotted pursuant to the exercise of the Options, shall be reduced (in the case of consolidation of the shares to a larger par value) or increased (in the case of division of the shares to a smaller par value), accordingly.

Chapter 7 – Taxation, Mandatory Payments and Lock-Up in the Trustee’s Hands in Accordance with the Provisions of Article 102 of the Ordinance

7.1	Any tax liability whatsoever due to this Plan or deriving herefrom (including, but without derogating from the generality of the aforesaid, income tax, capital gains tax, national insurance and health tax) and any other mandatory payment, which is or will be applicable due to the grant of the Options, the exercise thereof into shares and the sale of the Exercise Shares, shall be borne in full by the Offerees.

7.2	Each one of the Offerees is advised to seek professional consultation and consider the tax implications which will apply to him pursuant to the grant of the Options, the exercise thereof and the sale of the Exercise Shares, and in this framework the Offerees should independently review and check the tax implications deriving from the applicability of the provisions of Article 102 to the Plan and to them.

7.3	In accordance with the terms of the Plan and as required according to Article 102 of the Ordinance, as phrased on the date of the Resolution, the Trustee will hold the Options in trust for the Offerees until the exercise thereof into shares, if at all (or until the last date by which they are exercisable into shares, insofar as the Options are not exercised, as the case may be). As deriving from the foregoing terms of the Plan, the Trustee shall hold the Options and/or the Exercise Shares in trust for the Offerees, insofar as the Options are exercised (including stock dividends or shares deriving from an issuance of rights, which have been exercised at the time of exercise of the Options), for at least 24 months from the Effective Date (hereinafter: the “Minimal Lock-Up Period in the Trustee’s Hands”).

7.4	Prior to the date of allotment of the Options to the Trustee, the Company shall enter into an agreement with the Trustee (in this Plan: the “Trust Agreement”) and the provisions of the Trust Agreement shall bind every Offeree who is granted Options according to the Plan.

7.5	Transfer of the Exercise Shares (allotted pursuant to the exercise of the Options) from the Trustee to an Employee, or the sale thereof by the Trustee for the Employee, all according to the Employee’s instruction (which may only be after lapse of the Minimal Lock-Up Period in the Trustee’s Hands, namely - after 24 months have passed from the Effective Date), shall be allowed and performed in accordance with and subject to the provisions, the terms and the arrangements regarding this matter, as will be agreed between the Company and the Trustee and in accordance with and subject to the applicable law and the arrangements (if any) with the tax authorities in connection therewith.

7.6	Insofar as any legislative arrangement shall enable a choice between different taxation tracks, the Company shall be allowed to choose the track desirable thereto, with regard to this Plan, at the Company’s sole discretion, and the tax consequences thereof shall apply to the Employee as aforesaid.

Chapter 8 - Miscellaneous

8.1	Nothing in this Plan constitutes any undertaking with regard to the terms of employment of any one of the Offerees or to his continued employment and no benefit or right, which derive from this Plan shall be deemed part of the salary or terms of employment of any one of the Offerees for all intents and purposes, including with regard to severance pay.

8.2	The Company’s Board of Directors, or anyone authorized thereby, shall have the exclusive authority to interpret any matter requiring interpretation in this Plan.

8.3	The Company’s Board of Directors shall have the authority to modify any of the terms and conditions of this Plan, so long as such modification does not impinge upon the rights conferred upon holders of Options, which have already been allotted to Offerees in practice.

8.4	This plan shall be governed by the substantive law of the State of Israel.

8.5	Exclusive jurisdiction with regard to any dispute or conflict related to this Plan is conferred upon the competent courts of Tel Aviv.